EXHIBIT 10.45

[LETTERHEAD OF SEARS HOLDINGS]

September 24, 2015

Sean Skelley

Dear Sean,

We are pleased to extend to you our offer to join Sears Holdings Corporation (“SHC”) as President, Home Services reporting to the Board of Directors for Homes Services. Your start date is to be October 12, 2015 and you will be employed by Sears Holdings Management Corporation. Your work location will be SHC’s Corporate Headquarters located in Hoffman Estates, IL. This letter serves as confirmation of our offer, subject to all of the contingencies listed below and subject to the approval of the Compensation Committee (“Compensation Committee”) of SHC’s Board of Directors.
The key elements of your compensation package and the other conditions of your employment are as follows:

•	Annual base salary at a rate of $800,000.

•
Participation in the Sears Holdings Corporation Annual Incentive Plan (“AIP”) with an annual target incentive opportunity of 100% of your base salary. Your first year target annual incentive opportunity under the AIP will be prorated based on the period of time from your start date until the last day of such fiscal year. Any payment under the AIP will be paid by April 15th of the following fiscal year, provided that you fulfill the duties and responsibilities of your position for the applicable fiscal year (as determined by SHC) and are actively employed as of the payment date. Further details regarding your AIP target award will be provided to you following your start date.

•
Notwithstanding the foregoing, provided you fulfill the duties and responsibilities of your position for the applicable fiscal year (as determined by SHC) and are actively employed on the AIP payment date for the applicable fiscal year’s AIP, for the following fiscal years, your AIP bonus will be no less than the guaranteed amount indicated below:

Fiscal Year	Guaranteed Amount
2015	100 % of your pro-rated target incentive opportunity under AIP for such fiscal year as defined above.
2016	100% of your target incentive opportunity under AIP for such fiscal year

Payment of the foregoing guaranteed amount is subject to all applicable tax withholding and is subject to offset for amounts you may owe to the Company to the maximum extent permitted by law.

•
Participation in the SHC long-term incentive program (“LTI”). Your target incentive opportunity under the 2015 SHC LTI will be 100% of your base salary. The LTI award for the year in which your start date occurs will be prorated based on the period of time from your start date through February 3, 2018, the last day of SHC’s 2017 fiscal year. Further details regarding your 2015 SHC LTI target award will be provided to you following your start date.

Mr. Sean Skelley
September 24, 2015

•	You represent and warrant to SHC that:

(a)
as of your start date with SHC, you are not subject to any obligation, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on your ability to accept and perform this or any other position with SHC or any of its affiliates; and,

(b)
you are not (i) a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity, or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services, except as disclosed to and approved by SHC in advance of your start date.

In addition, you agree that you will not (1) become a member of any board or body described in clause (b)(i) above, or (2) become a party to any agreement described in clause (b)(ii), above, in each case without the prior written consent of SHC, such consent not to be unreasonably withheld. Further, you agree you will not disclose or use, in violation of an obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise.

•
You will be required to sign an Executive Severance Agreement (“Agreement”), the Agreement provides consideration of twelve (12) months of salary continuation, subject to mitigation, upon, for example, involuntary termination without Cause as defined therein. In addition, the Agreement includes non-disclosure, non-solicitation and a limited non-compete that apply following termination of employment and regardless of whether you receive severance benefits under this Agreement. These provisions are detailed in the Agreement, which you should review thoroughly.

•
You will be provided commuter benefits from your start date through April 30, 2017 or until your relocation to the greater Chicago metropolitan area, whichever occurs first. These commuter benefits will be:

•
Weekly round trip commercial air transportation between your home in Leesburg, VA and the greater Chicago metropolitan area, subject to the procedures and guidelines set forth in SHC’s Corporate Travel and Entertainment Policy (“T&E Policy”); and

•
Ground transportation between your home in Leesburg, VA and the local airport for travel to the Hoffman Estates office, and also to and from Chicago area airports when commuting to your home in Leesburg, VA. You may select from any means of ground transportation, subject to the procedures and guidelines set forth in the T&E Policy.

•
A monthly cash commuter allowance of $4,050, which includes a 35% tax-gross-up. This cash allowance is intended to assist you with all other commuter expenses including but not limited to hotel or rent (including security deposit), utilities, meals, ground transportation (other than the trips specified above) including fuel and tolls. This payment will be processed with the last paycheck of each month and is subject to applicable tax withholding.

You will be provided with a corporate Commuter Credit Card that should be used to purchase only the commuter benefits described in (a) and (b) above. A separate corporate Travel Credit Card will be provided to you to be used for eligible business expenses. You will be required to track your commuter expenses separate from your business expenses. On a monthly basis, after you submit your expense report(s), SHC will pay for approved commuter expenses ((a) and (b) above) and, in accordance with the Company’s Travel and Entertainment Policy, for business related expenses.

Mr. Sean Skelley
September 24, 2015

Commuter benefits will be treated as taxable imputed income to you and will be included in your W-2 wages. The Company will add to your pay a cash gross-up equal to 35% of the imputed income from (a) and (b) above, to defray a portion of the taxes due on these commuter expenses (the amount cited in (c) already includes such a tax gross-up).

•
You will be eligible for relocation assistance in accordance with the Company’s standard relocation policy. To receive relocation assistance, you must sign the Relocation Repayment Agreement enclosed with this letter. Your relocation package will include:

•	Home sale assistance and moving and storage of household goods (includes shipment of up to two (2) automobiles); and

•	A one-time relocation lump sum payment of $40,000

The relocation lump sum payment will be made as soon as administratively possible at the time you initiate your relocation, but will be forfeited if for any reason, you do not complete your relocation by the twenty-fourth (24th) month anniversary of your start date. Completion of your relocation will be determined by SHC based on the facts and circumstances but you will be deemed to have completed your relocation upon (a) scheduling final delivery of your household goods to within 50 miles of your work location, (b) purchasing a home within 50 miles of your work location, or (c) signing a long-term rental lease (at least one year) within 50 miles of your work location. If permanent relocation has not been completed prior to the twenty-fourt (24) month anniversary of your start date, you will be required to repay SHC any portion of the relocation lump sum already paid to you, including any taxes withheld, unless prohibited by law within thirty (30) days of your last day worked or twenty-four month anniversary of your start date, whichever occurs first.

Once you have received your relocation lump sum payment, your commuter benefits will cease.

•	You will be covered under and subject to the terms and conditions of the Non-Accrual Vacation Policy.

•
You will be eligible to participate in all retirement, health and welfare programs on a basis no less favorable than other executives at your level, in accordance with the applicable terms, conditions and availability of those programs.

•	This offer also is contingent upon satisfactory completion of a background reference check, employment authorization verification and pre-employment drug test.

All payments in this letter will be subject to applicable tax withholding requirements.

Sean, we are looking forward to you joining Sears Holdings Corporation. We are excited about the important contributions you will make to the company and look forward to your acceptance of our offer. If you need additional information or clarification, please call.

This offer will expire if not accepted within one week from the date of this letter. To accept, sign below and return this letter along with your signed Executive Severance Agreement to my attention.

Mr. Sean Skelley
September 24, 2015

Sincerely,

/s/ Tiffany Morris
Tiffany Morris

Enclosures

Accepted:

/s/ Sean Skelley                  9/28/15
Sean Skelley                        Date